HeadVantage

HeadVantage aims to capture impossible moments in sports. Our patented eye-tracking, live Gaze Circle, and embedded audio let fans see an athlete's focus and hear every audible. We plan to turn broadcasts into the ultimate immersive experience and a massive behavioral data platform.


HEAD
VANTAGE
84.8 G

Invest

$99 minimum investment

DEADLINE: October 31, 2026

in 4 months

OFFERING AMOUNT

$1,200,000

SECURITY TYPE

SAFE

VALUATION

$5,352,986 post-money cap

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Founded by Jay Hedley, a former A-10 fighter pilot, HeadVantage was born from the cockpit. Having relied on advanced heads-up displays and eye-tracking technology to survive and succeed on high-stakes missions, Jay realized that elite athletes – and the fans who watch them – lacked that same level of "first-person" intelligence. He set out to miniaturize and embed this aerospace-grade technology into sports equipment, starting a journey from the Maryland Air National Guard to the forefront of sports broadcasting.

HeadVantage is on a mission to provide the most immersive perspective in sports by bridging the gap between what an athlete sees and what the world experiences.


HUD
THE INSPIRATION
HeadVantage was inspired by the founder's flight experience and technology used to record and train from the vantage point of Air Force fighter pilots.

> **"Nobody is thinking about this the way HeadVantage is."**
>
> *– Mike Davies*
> *SVP FOX Sports (August 2023)*

PROBLEM

The multi-billion dollar sports industry has hit a "perspective ceiling." From the broadcast booth to the medical tent to the replay center, leagues rely on incomplete, outside-looking-in camera angles that show what happens to an athlete, but never what happens for them.

- **The Engagement & Betting Gap**
  Fans are insatiable for new angles, with 46% of younger audiences preferring immersive viewing mobile experiences over traditional broadcasts (Source: Nielsen Sports). Without knowing exactly what a player is looking at, broadcasters lack ultimate immersion, and sportsbooks miss out on the highest-converting, real-time behavioral data for micro-betting.
- **The Medical Liability (Subjective Protocols)**
  The financial liability associated with concussions is substantial and long-term, with total approved claims already exceeding $1 billion according to the official Settlement Claims Administrator (Source: NFLConcussionSettlement.com, 2026 Periodic Report). "Millions of dollars and player careers are tied up in concussion protocols. Yet, current sideline tests—like a neurotrauma consultant visually watching a player 'follow their finger'—rely on deeply flawed, subjective human observation rather than objective biometric data. The career-ending cost of concussions is not just a financial liability for the league; it is a direct drain on team capital. High-profile players like Chris Borland (retired at 24) and Joshua Perry (retired at 24) illustrate that when players cannot trust the diagnostic process, they choose to walk away from millions in earnings to preserve their long-term health."
- **The Officiating Blindspot**
  Despite millions spent on stadium cameras, the most critical plays—goal-line stands, fumbles at the bottom of a pile, or pass-interference sightlines—are routinely blocked from view, causing massive controversies over league integrity.
- **The "Guesswork" in Coaching**
  Any coach of anything is continuously asking one question; "Where were you looking?" Currently, coaches can only guess where an athlete's focus lies. In sports like golf or baseball, a millisecond of "eye-drift" is the difference between a championship and a loss, but until now, this crucial data has remained invisible.

> **"I care about two things now... anything that get us more fan immersion and player health and safety."**
>
> *– Michelle McKenna*
> *Chief Information Officer, NFL*

SOLUTION

HeadVantage provides a hardware-enabled software platform that embeds aerospace-grade eye-tracking, stabilized 4K cameras, and high-fidelity microphones directly into athlete gear (helmets, caps, eyewear).

We don't just capture the field; we aim to capture the complete, first-person cognitive and sensory truth.

- **The Proprietary Tech & Patents**
  Our sensors capture X and Y gaze coordinates, pupil dilation, and biometric data, fusing them with stabilized 4K video. This technology utilizes our proprietary methods for sensor fusion and embedding eye-tracking into protective sports equipment. Utility Patent issued Sept. 2025 Serial No: 18/187,570. Title of Invention: Body worn camera, sensor, content delivery system.

- **The Ultimate Sensory & Betting Engine**
  A standard helmet camera only provides a chaotic, wide Field of View (FOV). We provide a true cognitive and audio feed. Our live "Gaze Circle" overlay shows the exact focal point the athlete's brain is processing, synchronized with raw, in-helmet audio. Fans see the quarterback lock onto the safety and hear the audible at the line of scrimmage. This creates unprecedented premium broadcast inventory and acts as the highest-converting real-time data feed for in-game micro-betting platforms.

- **Objective Medical Diagnostics**
  Our AI aims to eliminate the "human error" of concussion protocols. By tracking the exact millimeter movement of a player's pupil against an external stimulus (like a doctor's finger), we turn a subjective guess into indisputable, medical-grade data.

- **The Unblockable Replay Angle**
  For League Operations, the HeadVantage camera acts as the ultimate officiating tool. We put a camera and a microphone inside the pile, providing the exact sightline and sound of the play, eliminating replay blind spots and protecting the integrity of the game.


THE PLATFORM: POWERS FANS, COACHES & MEDICAL STAFF
ESPN
Los Angeles Rams
Player
Position
Health
Alerts
Camera
Matthew Stafford
QB
no alerts
View Cam
Stetson Bennett
Impact Force:
100 Gs
Alert:
Heavy impact detected at 100 Gs, eyes have also shown signs of concussion as right eye is crossed. It is advised to pull player out of game for medical attention.
PULL PLAYER
Jarquez Hunter
Jared Verse

> **"This could really help our players."**
>
> *– Robert Kraft*
> *Owner, New England Patriots (February 2025)*

SUCCESS TO DATE

- **Top 10 Ranked Comcast NBCUniversal SportsTech Startup:** Selected as the top-ranked company out of over 800 global applicants—chosen by leaders from NBC Sports, Sky Sports, and the PGA Tour as the premier technology with the highest market potential.
- **U.S. Open Golf 2024 & Tier-1 Broadcasting:** Successfully integrated into **NBC Sports' live coverage of the 2024 U.S. Open** and featured prominently on the **Golf Channel** and **GolfPass**. We moved the "Gaze Circle" from concept to live production during one of golf's most prestigious Major championships, providing millions of viewers with an unprecedented look at professional focus.
- **Global Broadcast Scale (CPL T20):** Executed two live Proof of Concepts with the Caribbean Premier League. Our HVC footage was broadcast to 40 countries and viewed by an estimated **500 million fans**, proving our hardware's resilience and readiness for global sports infrastructure.
- **Medical Breakthrough (Mayo Clinic & WPI):** In partnership with the **Mayo Clinic** and **WPI**, we achieved one of the **first-ever digital capture of King-Devick concussion testing** from a wearable device. This study validates our AI's ability to turn subjective sideline tests into objective, indisputable medical data.
- **Intellectual Property Moat:** Secured patents for proprietary methods of sensor fusion and embedding eye-tracking into protective sports equipment, protecting our aerospace-to-sports technology pipeline.
- **Hardware Miniaturization:** Developed one of the world's first stabilized eye-tracking cameras capable of fitting seamlessly inside professional-grade helmets.
- **Selected into the NFL Forward Program,** an innovation initiative by the National Football League designed to collaborate with tech startups. It provides HeadVantage a structured path to test and validate the product in real-world NFL environments—games, events, or operational facilities—with support from League experts.
- **HeadVantage CEO recently invited by Super Bowl MVP and Hall of Fame Giants Quarterback to speak on the Simms Complete Podcast:** ***Listen here***


FOOTBALL
OPERATIONS
NFL FORWARD
HeadVantage x NFL:
Acceleration Plan


SIMMS
COMPLETE
WITH MATT AND PHIL SIMMS
PRESENTED BY FANDUEL

June 16 · 38 min left

From A-10 Pilot to NFL Innovator: Jay Hedley on The Eye-Tracking Tech That Could Change Football Forever

Simms Complete

▶ Resume



BUSINESS MODEL

HeadVantage plans to operate a diversified B2B and B2B2C revenue model. We aim to utilize our proprietary hardware – embedded with aerospace-grade eye-tracking, 4K cameras, and high-fidelity audio – as a high-margin data acquisition engine for five distinct planned revenue streams:

- **Live Content & Broadcasting (B2B)**
  We plan to license our live, first-person "Vantage" feeds to tier-1 networks (NBC Sports, Sky Sports). By combining cognitive eye-tracking with raw, in-helmet audio, we aim to create one of the most immersive premium broadcast inventories in sports history. This utilizes a Zero-CAC (Customer Acquisition Cost) model, as our network partners provide the global marketing reach for us.
- **Sports Betting & Behavioral Data (B2B2C)**
  The ultimate micro-betting engine. By tracking exactly which fans are synchronized with specific players' perspectives in real-time, we aim to generate highly lucrative behavioral data. This could create one of the highest-converting lead-generations and "intent data" tools for in-game sportsbooks like DraftKings and FanDuel.
- **Health-Tech & Medical Diagnostics (B2B)**
  We are transforming player safety by replacing subjective concussion protocols with objective, AI-verified biometric data. Validated through our partnerships with the Mayo Clinic and WPI, we have successfully digitized the King-Devick test, moving the industry standard from human "guesswork" to clinical-grade digital capture.
- **Professional Performance & SaaS (B2B)**
  We sell performance analytics hardware and recurring SaaS subscriptions to professional teams and leagues. This allows coaches and scouts to finally "see the game through their athletes' eyes," providing a revolutionary tool for elite training and mechanical adjustments.
- **Consumer Integration (Planned B2B2C)**
  We are establishing partnerships with major equipment manufacturers to embed "HeadVantage Ready" technology into consumer-grade helmets and eyewear, creating a scalable ecosystem for amateur athletes and everyday content creators.

MARKET

HeadVantage is targeting a massive, untapped segment of the global sports and entertainment market: true cognitive viewership for helmeted sports. While the global sports industry is valued at **$521.7 billion in 2026** and is projected to exceed **$1.2 trillion** by 2035, the way fans view these games has remained largely static and passive.

Our specific market opportunity is defined by the billions of fans who actively engage with helmet-wearing sports—including Cricket (**2.5 billion fans**), the NFL (**400 million fans**), and the NHL (**estimated 150 million fans**). These fans are demonstrating an insatiable appetite for data-rich, immersive content.

- **Total Addressable Market (TAM):** 2.65 Billion Fans / 30 Billion Views globally who engage with helmeted sports annually.
- **Serviceable Available Market (SAM):** 1.86 Billion Fans / 21 Billion Views. This represents the estimated 70% of the TAM that shows readiness for the adoption of HeadVantage Camera (HVC) technology.
- **Serviceable Obtainable Market (SOM):** 32.5 Million Fans / 525 Million Views. This is the highly targeted segment we aim to win from the SAM within our first 5 years (representing just 2.5% of the SAM).
- Sources: Research and Markets, Business Research Insights, Top End Sports

The Unit Economics & Growth Loop

- **Zero-CAC (Customer Acquisition Cost) Strategy:** We won't need to spend on traditional marketing. Instead, we plan to leverage the reach of our broadcast partners. We are partnered with NBC (as one example) who are motivated to have existing fans watching the sports broadcast on their network, to also interact with their mobile devices. Our Year 1 NFL adoption model is deeply conservative, targeting just **0.25%** of the existing viewing audience. When partners like NBC (which averaged **23.5 million viewers** for Sunday Night Football in 2025) use our live "HeadVantage" feeds, the broadcast itself may become our global acquisition engine.
- **The Betting Multiplier:** With the global sports betting market reaching **$125 billion in 2026** (Source: Precedence Research), our real-time behavioral data aims to provide the "intent-signals" that sportsbooks such as DraftKings and FanDuel require for high-conversion micro-betting. We will know with certainty, which fan is streaming the view from which player, in real time. This is incredibly valuable to an advertising partner (think how Google or Facebook monetizes) especially in the sports betting arena.


THE BUSINESS MODEL
4 CORE REVENUE STREAMS
INITIAL BROADCAST
Streams in real-time for instant replay + advertising opportunities
NBC Sports is a shareholder Interest from FOX Sports + ESPN
SkyCam: $30-50K per game
1st in 10 Marker: $10-25K per game
CONSUMER
Direct to consumer via owned app and partner Integrations
$ - Paid Subscription
$ - Sponsor Supported Content
$ - Partner Betting Transactions
TEAMS + LEAGUES
Film analysis and Player POV insights for training + optimization
$ - Coaching
$ - Player Partnerships/NIL
$ - Sponsor Opportunities
CONCUSSION
Real-time biomechanical and physiological biomarker data for health and safety monitoring
Concussion protocol data and insights.
$5,000 PER GAME / HELMET
$2 PER USER PER GAME
$100,000 PER YEAR - NFL
CUSTOM PRICING

PRESS

- **Comcast NBCUniversal SportsTech**
  Putting Fans into the Minds of Athletes
  HeadVantage An in-depth feature detailing our 2022 Accelerator journey, our work with U.S. Ski & Snowboard, and how our embedded sensors move broadcasters from "guessing" what an athlete is seeing to showing the exact X- and Y-coordinates of their gaze.

- **Sports Business Journal (SBJ)**
  SBJ Tech Week 2023 - Golf: Channeling a New View
  Coverage of CEO Jay Hedley's featured speaking session in New York alongside NBC Sports Next's GolfPass, highlighting how HeadVantage's immersive technology is actively transforming golf instruction and the broader fan experience.

- **PR Newswire / Tobii AB**
  Tobii partners with HeadVantage to bring eye tracking to sports fans and athletes
  The official announcement of our strategic partnership with Tobii, the global leader in eye tracking. The coverage details our successful integration of miniature cameras and pupil-measuring biometric sensors underneath baseball and golf caps for NBC Sports broadcasts.

- **Business Wire**
  2022 Class of the Comcast NBCUniversal SportsTech Accelerator Announce 21 Business Deals
  Press coverage validating HeadVantage's commercial momentum following the Comcast accelerator, highlighting early testing integrations with the PGA's Korn Ferry Tour and Sky Sports.


THE FUTURE OF BROADCAST
ODELL BECKHAM, JR
GREATEST CATCH
CRIS COLLINSWORTH
NBC ANNOUNCER

TEAM


ADVISORY BOARD
SPORTS + MEDIA
WILL McINTOSH
EVP, NBC Sports Next
Strategic Advisor
ERIC BECHTEL
Owner, IdeaQuest
Sports Marketing
TOM BEUSSE
Founder, TFXB Media Consulting
Partnership Advisor
SAM JONES
Retired NFL Athlete
Partnership Advisor
BUCK FRENCH
Athlete Stock Exchange
Investment Strategy
TIM PRUKOP
CEO, ANSRS AI
Sports Operations
GLENN ADAMO
Producer, NFL.com
Media Production
VALERIE MOSELY
Board, Draft Kings
Betting Partnerships
GAVIN SCOVELL
Media Production, Cricket
Media Partnerships
HEALTH & SAFETY
DR.MARK NOVAS
Chief Medical Officer + Investor
Leading Concussion Program
TECHNICAL DEVELOPMENT
ROBERT WILSON
CEO, Argus Science
AI & Eye Tracking Systems Expert
RAY THOMPSON
Director, AVID Media Technology
VOD, Compression Expert
BUSINESS
ALEXANDRA ROSSI
Managing Partner, Kaleidoscope
Strategic Advisor
TOM HESHION
Serial Entrepreneur
Fundraising Advisor


INVESTMENT OFFERING
WE'RE RAISING $3M TO CHANGE SPORTS SAFETY AND VIEWERSHIP FOREVER.
$25M POST-MONEY SAFE
This raise allows HeadVantage to complete the eye tracking hardware and hire full-time software developers and data engineers to further develop the APIs, platform, and partner integrations.
$1M previously raised.
USE OF FUNDS
Completion of Eye Tracking 20%
Partnership Trials + Marketing 15%
Operations 15%
Platform Development 50%
12

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Platform Development	$600,000	50.0%
Completion of Eye Tracking	$230,000	19.2%
Partnership Trials and Marketing	$120,200	10.0%
Operations	$191,000	15.9%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of SAFE, under registration exemption 4(a)(6), in HeadVantage Corporation. This offering must reach its target of at least $10,000 by its offering deadline of October 31, 2026 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,352,986 shares
× $1 per share

$5,352,986 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If HeadVantage has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn

UPDATES

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